Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces Second Quarter 2012 Results

Second quarter 2012 sales revenue totaled US$11.2 million, in line with guidance

SIPING, CHINA — August 14, 2012 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Highlights

  Sales revenue decreased by 21.0% year-over-year to US$11.2 million. Sales revenue was in line with the Company’s previously announced guidance of US$10 million to US$12 million for the second quarter 2012.
  Gross profit decreased by 20.8% year-over-year to US$4.8 million.
  Gross margin was 43.0% compared to 42.9% for the second quarter 2011.
  Operating income decreased by 40.8% year-over-year to US$1.8 million.
  Net income attributable to common stockholders decreased by 56.5% year-over-year to US$1.4 million.
  Basic and fully diluted net income per share was US$0.07, compared with net income per share of US$0.16 for the second quarter 2011.

Chairman and Chief Executive Officer Guohong Zhao commented, “As previously guided, revenue during the second quarter 2012 decreased year-over-year amid a continuation of the challenging market conditions we have seen in recent months. However, although revenue from plate heat exchangers and air-cooled heat exchangers was lower compared with second quarter 2011, the success of our efforts to diversify our revenue base was evident from substantial increases in demand for shell-and-tube heat exchangers and heat exchange units.

Looking ahead to the second half of 2012, we anticipate that current business conditions will persist, with customers continuing to feel the effects of the economic downturn. We therefore expect revenue of between US$x and US$x during the third quarter 2012.”

Second Quarter 2012 Financial Results

Revenue

Sales revenue for the second quarter 2012 was US$11.2 million, a 21.0% decrease from US$14.2 million during the same period of 2011, primarily due to lower sales revenue from plate heat exchangers and air-cooled heat exchangers.. Sales volume of heat exchange products totaled 579 units in the second quarter 2012, a decrease of 413 units from 992 units in the same period of 2011.

In terms of revenue breakdown for the second quarter 2012, sales revenue from plate heat exchangers decreased by US$5.9 million, or 60.0%, to US$3.9 million from US$9.8 million in the same period of 2011. Sales revenue from air-cooled heat exchangers decreased by US$0.7 million, or 56.2% year-over-year, to US$0.5 million from US$1.2 million. However, revenue decreases in these segments were partially offset by a US$1.4 million increase in sales revenue from heat exchange units, representing a 64.8% rise to US$3.6 million from US$2.2 million in the second quarter 2011. Sales revenue from shell-and-tube heat exchangers also increased, rising 155.7% year-over-year to US$1.3 million, compared with US$0.5 million during the same period of 2011.

Cost of Sales

Cost of sales for the second quarter 2012 decreased 21.3% year-over-year to US$6.4 million from US$8.1 million in the second quarter 2011, partially reflecting the decrease in the Company’s sales revenue.

Gross Profit and Gross Margin

Gross profit decreased 20.8% to US$4.8 million during the second quarter 2012, from US$6.1 million in the same period of 2011, mainly due to lower sales revenue. Gross margin was 43.0% for the second quarter 2012, a slight increase from 42.9% during the year earlier period, which was due to lower labor and raw material costs.

Operating Expenses

Administrative expenses decreased 23.3% to US$0.8 million in the second quarter 2012, from US$1.0 million for the same period of 2011, primarily due to lower labor insurance costs.

Research and development expenses decreased 43.9% year-over-year to US$0.2 million, from US$0.4 million in the second quarter 2011, mainly due to a decrease in raw material costs and seasonal factors.

Selling expenses increased 28.1% to US$2.0 million for the second quarter 2012, compared with US$1.5 million during the same period of 2011, mainly due to increased travelling expenses incurred by the Company’s sales personnel.

This resulted in total operating expenses of US$3.0 million in the second quarter 2012, in line with US$3.0 million in the same period of the previous year.

Other income

Other income amounted to approximately US$0.1 million in the second quarter 2012, an 83.8% decrease from US$0.8 million in the same period of 2011.

Income before Income Tax

Income before income tax was US$1.5 million in the second quarter 2012, a decrease of 60.7% compared with approximately US$3.7 million in the same period of 2011.

Income Tax

Income tax decreased 92.9% to US$34,934 in the second quarter 2012 from US$493,072 in the same period of 2011. The decrease was mainly due to the reduction in taxable income.

Net Income

Net income attributable to common shareholders was US$1.4 million in the second quarter 2012, a 56.5% decrease compared to US$3.3 million in the same period of 2011.

Basic and fully diluted net income per share was US$0.07 in the second quarter 2012, compared with US$0.16 in the same period of 2011.

Liquidity

As of June 30, 2012, the Company had cash and cash equivalents of US$4.8 million and restricted cash of US$1.7 million. During the first six months of 2012, there was a net cash outflow of US$2.6 million, compared with a net cash outflow of US$13.3 million in the same period of 2011.

Net cash used in operating activities was US$1.4 million for the first six months of 2012, compared with US$10.1 million for the same period of 2011. Net cash used in operating activities during the first six months of 2012 decreased compared to the same period in 2011, largely due to the fact that collections from trade customers were relatively high in the 2012 period. This was the result of customers making installment payments, lower credit sales due to reduced turnover, and a decrease in other receivables prepayments and deposits due to lower cash advances to staff and prepayments to trade suppliers.

Net cash used in investing activities was US$1.8 million for the second quarter 2012, compared with US$2.9 million for the same period of 2011.

Net cash provided by financing activities was US$0.6 million for the second quarter 2012, compared with net cash used in financing activities of US$1.6 million for the same period of 2011.

Third Quarter 2012 Guidance

THT expects to generate sales revenue in the range of US$10 million to US$12 million in the third quarter 2012, compared with US$10.3 million in the third quarter 2011. This represents the Company’s preliminary view, and is subject to change.

Conference Call

THT senior management will host a conference call on Thursday, August 15, 2012 at 8:00 a.m. (Eastern) / 5:00 a.m. (Pacific) / 8:00 p.m. (Beijing / Hong Kong) to discuss the Company’s second quarter 2012 financial results and recent business activity. The conference call may be accessed by calling:

US Toll Free:	1-800-860-2442
International Toll:	+1-412-858-4600
Canada Toll Free:	1-866-605-3852
China (North) Toll Free:	10-800-712-2304
China (South) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
Passcode:	THT Heat Transfer Technology

A telephone replay will be available shortly after the call until August 26, 2012 by dialing the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	+1-412-317-0088
Passcode:	10017177

A live webcast of the conference call and replay will be available on the investor relations page of THT’s website at http://www.tht.cn/ir.asp.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 (10) 8588 6722
Email: tht@taylor-rafferty.com

Investor Relations (US):
Bryan Degnan
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Balance Sheets
As of June 30, 2012 and December 31, 2011
(Stated in US Dollars thousands)

	June 30,2012	December 31,2011

Assets
Current assets
Cash and cash equivalents	$4,779	$7,340
Restricted cash	1,738	1,726
Accounts receivable, net	36,597	33,573
Inventories, net	33,084	32,531
Other current assets	11,820	9,763
Total current assets	88,018	84,933
Long-term accounts receivable	896	1,184
Other non-current assets	15,003	13,693
Total assets	$103,917	$99,810

Liabilities
Current liabilities
Short-term bank loans	$17,877	$16,183
Other current liabilities	26,665	25,748
Total current liabilities	44,542	41,931
Long-term loan	1,898	2,828
Total liabilities	46,440	44,759
Total shareholders’ equity	58,004	55,616
Noncontrolling interests	(527)	(565)
Total liabilities and equity	$103,917	$99,810

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in US Dollars thousands, except earnings per share)

	Three months ended June 30,
	2012	2011

Sales revenue	$11,195	$14,180
Cost of sales	(6,380)	(8,102)
Gross profit	4,815	6,077
Operating expenses
Administrative expenses	787	1,027
Research and development expenses	245	437
Selling expenses	1,953	1,524
Total operating expenses	2,986	2,989
Operating income	1,829	3,089
Interest income	4	10
Other income	138	848
Financial costs	(502)	(209)
Income before income taxes	1,470	3,737
Income taxes	(35)	(493)
Net income before noncontrolling interests	1,435	3,244
Net income attributable to noncontrolling interest	5	69
Net income attributable to the equity stockholders	$1,440	$3,313

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.07	$0.16

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the Six months ended June 30, 2012 and 2011
(Stated in US Dollars thousands)

	Six months ended June 30,
	2012	2011
Net cash used in operating activities	$(1,449)	$(10,133)
Net cash used in investing activities	(1,799)	(2,863)
Net cash used in financing activities	632	(1,635)
Effect of exchange rate changes on cash and cash equivalents	55	1,343
Net decrease in cash and cash equivalents	(2,561)	(13,288)
Cash and cash equivalents at beginning of the period	7,340	18,438
Cash and cash equivalents at end of the period	$4,779	$5,151